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                                                                   Exhibit 99b

Ariel Corporation Announces Acquisition of SCii Telecom SA; Transaction Provides Leading Edge Technology for European Expansion

CRANBURY, N.J., Nov. 24/PRNewswire/ -- Ariel Corp. (Nasdaq: ADSP - news) today announced that it has acquired SCii Telecom SA, the telecommunication division of Quebec-based Alis Technologies, Inc. for approximately $3,000,000 in cash. SCii Telecom, with locations in France and the UK, offers a variety of national and international ISDN products and solutions covering a wide range of hardware interface standards and operating systems, including MacOS (Nasdaq: AAPL - news) and Windows (Nasdaq: MSFT - news). In addition to its product line, Ariel will acquire rights to all SCii's intellectual property. SCii's solutions include ISDN passive voice and data cards, active cards, and a multi-line ISDN board suitable for vocal, video and multimedia servers.

Commenting on the acquisition, Ariel Corporation Chairman and CEO Anthony Agnello stated, "We are delighted to announce this acquisition, which broadens our product portfolio for the Open Systems Remote Access market and allows us to establish a formal presence and distribution network in Europe."

"Given the complimentary nature of Ariel's and SCii's products and markets, we believe that this is a great fit. By combining our businesses we hope to leverage our existing products through our new European channel and sell the SCii products in North America. Additionally, SCii's long history of ISDN expertise will be an important factor for our success in Europe."

Ariel Controller Jack Loprete added, "Combining SCii's OEM relationships with customers such as British Telecom and Canon, with Ariel's design wins at Compaq, Attachmate and Cabletron creates an opportunity for revenues greater than the sum of the two companies which we hope will substantially reduce the payback period on this investment."

More About Ariel

Ariel Corporation offers the most cost effective and highest density remote access data solutions for open systems platforms. Ariel's Open RAS products are used in medium and large enterprises, ISPs, and small/medium offices to support telecommuting and provide remote access to the Internet, corporate Intranets and Extranets, on-line services, transaction processing, and unified messaging.



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Ariel's high-density modem pools are available in ISA Bus, PCI Bus, and Compact
PCI (cPCI) form factors, support up to sixty ports of 56K modem and ISDN remote access, and connect to T1, E1, ISDN, and POTS lines. Ariel is the only company currently shipping high-density V.90-compatible 56K central-site modem cards for open systems PC and Unix platforms. The Company's Open RAS products are used by leading RAS OEMs, system integrators, ISPs, transaction processing equipment suppliers, and end users worldwide. For more information on Ariel products, please contact Ariel Corporation at 2540 Route 130, Cranbury, NJ 08512, Phone:
609-860-2900. Fax: 609-860-1155. Email: ariel@ariel.com. World Wide Web: www.ariel.com.

Statements contained in this press release that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including the timely development and acceptance of new products, the impact of competitive products and pricing, changing market conditions and other risks detailed in the Company's filings with the SEC, including but not limited to its Form 10-Q filed for the period ending September 30, 1998. Actual results may differ materially from those projected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.